United States securities and exchange commission logo





                      September 15, 2023

       Yili Kevin Xie
       Chief Executive Officer
       Gracell Biotechnologies Inc.
       Building 12, Block B, Phase II
       Biobay Industrial Park
       218 Sangtian St.
       Suzhou Industrial Park, 215123
       People   s Republic of China

                                                        Re: Gracell
Biotechnologies Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39838

       Dear Yili Kevin Xie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Will Cai